Exhibit 99.1

PAUL BROWN JOINS JCPENNEY BOARD OF DIRECTORS

PLANO, Texas - (Sept. 21, 2016) - J. C. Penney Company, Inc. (NYSE:JCP) today announced the election of Paul Brown, chief executive officer of Arby’s Restaurant Group, Inc., to its board of directors. With extensive experience in the food service, hospitality, e-commerce and consulting industries, Brown has a proven track record of improving the performance of leading global and franchise brands.

“Paul is credited for building the financial performance at several global brands by understanding the importance of attracting a new generation of customers as the primary means for sustainable growth,” said Marvin R. Ellison, chairman and chief executive officer of JCPenney. “His broad expertise makes him an excellent addition to our board as JCPenney continues delivering lasting customer loyalty through value, exclusive shopping experiences and enhanced omnichannel execution.”

“I’m honored to join the board of directors at JCPenney - a Company with a rich history of meeting the needs of an ever-changing American consumer,” Brown added. “It’s a privilege to work with a team that understands the need for a fully integrated online and in-store experience, while staying true to its founding values of excellent service and quality merchandise.”

Brown has spent three years leading Arby’s Restaurant Group, Inc., a company operating and franchising more than 3,300 restaurant locations worldwide. He is responsible for a successful brand revitalization at Arby’s, focusing on company culture, customer service, and new brand positioning and marketing campaigns. Prior to Arby’s, Brown served as president, brands and commercial services at Hilton Worldwide, a hospitality company with more than 4,700 hotels, resorts and timeshare properties. Prior to that, Brown served as president of Expedia North America and Expedia Inc.’s Partner Services Group at Expedia, Inc., the world’s largest online travel company, and was also partner at McKinsey & Co. consulting. Brown currently serves on the board of directors at H&R Block, Inc. and Lindblad Expeditions Holdings, Inc., and is a member of the Georgia Tech Foundation’s board of trustees.

Brown has a B.A. degree in business administration and management from Georgia Institute of Technology, and an MBA in marketing and finance from Northwestern University. In June, he was named recipient of an EY Entrepreneur of The Year® 2016 Award in the Southeast.

Media Relations:
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Investor Relations:
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About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every customer’s shopping experience is worth her time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, she will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

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